EXHIBIT 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 22, 2022, Y-mAbs Therapeutics, Inc. (“Y-mAbs,” “we,” “our” or “us”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.0001 per share.

The following summary describes our common stock and the material provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, certain registration rights agreements (the “registration rights agreements”) to which we and certain of our stockholders, including some of our directors and 5% stockholders and their affiliates and entities affiliated with our directors, are parties and of the Delaware General Corporation Law (the “DGCL”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our certificate of incorporation, bylaws and registration rights agreements, filed as Exhibits 3.3, 3.4, 4.2, 4.3(a), 4.3(b) and 4.3(c), respectively, to our Annual Report on Form 10-K filed with the Securities Exchange Commission, of which this Exhibit 4.4 is a part.  We encourage you to read those documents and the DGCL carefully.

Authorized capital stock

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,500,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Outstanding shares

        As of February 22, 2022, there were 43,713,534 shares of our common stock outstanding and no shares of preferred stock outstanding. As of February 22, 2022 we had 9 record holders of our common stock.

Voting Rights

        Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

        Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

        In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

        Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

        All of our outstanding shares of common stock are fully paid and nonassessable.

Registration Rights

        We are a party to the registration rights agreements (the “Registration Rights Agreements”), which provide the holders of registrable securities the right to require us to register such registrable securities under the Securities Act of 1933, as amended (the “Securities Act”) under specified circumstances as described below. As of February 22, 2022, the shares subject to registration rights represent approximately 5.8 % of our outstanding common stock. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

        Under the Registration Rights Agreements, holders of registrable shares can demand that we file a registration statement or request that their shares be included on a registration statement that we are otherwise filing, in either case, registering the resale of their shares of common stock. These registration rights are subject to conditions and limitations, including the right, in certain circumstances, of the underwriters of an offering to limit the number of shares included in such registration and our right, in certain circumstances, not to effect a requested S-1 or S-3 registration during the period that is 60 days before our estimated date of filing of, and ending on a date that is 90 days (or 180 days in the case of our initial public offering) after the effective date of, a company-initiated registration statement.

        The registration rights of any holder terminate upon the earliest to occur of: (i) the date on which such holder holds no registrable shares, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder's registrable shares without the requirement for us to be in compliance with the current publication information required under Rule 144(c)(1), and (iii) September 21, 2023, the fifth anniversary of our initial public offering.

Demand Registration Rights

        Subject to specified limitations set forth in the Registration Rights Agreements, the holder or holders of not less than a majority of our registrable securities, as defined in the Registration Rights Agreements, acting together, may at any time demand in writing that we register the outstanding registrable securities under the Securities Act so long as the total amount of registrable shares requested to be registered has an anticipated aggregate offering price to the public of least $10 million. We are not obligated to file a registration statement pursuant to this demand provision on more than two occasions, subject to specified exceptions.

        In addition, subject to specified limitations, a holder or holders of a majority of the registrable securities may demand in writing that we register on Form S-3 all or part of the registrable securities held by them so long as the total amount of registrable shares requested to be registered has an anticipated aggregate offering price to the public of least $10 million.

Incidental Registration Rights

        If we propose to file a registration statement to register any of our common stock under the Securities Act, either for our own account or for the account of any of our stockholders that are not holders of registrable securities, and on a form that would also permit the registration of registrable securities, the holders of our registrable securities are entitled to notice of registration and, subject to specified exceptions, we will be required to use our best efforts to register the registrable securities then held by them that they request that we register.

Expenses of Registration

        Pursuant to the Registration Rights Agreements, we are required to pay all registration expenses, including registration fees, printing expenses, fees and disbursements of our counsel and accountants and reasonable fees and disbursements not to exceed $50,000 of one counsel representing the selling stockholders, other than any underwriting discounts and commissions, related to any demand or incidental registration.

        The Registration Rights Agreements contain customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Preferred Stock

        Our board of directors has the authority, without further action by the stockholders, to issue up to 5,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action. As of February 22, 2022, no shares of preferred stock were outstanding.

Anti-Takeover Provisions

        Our amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors but which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our board of directors.

Staggered Board; Removal of Directors

        Our amended and restated certificate of incorporation and amended and restated bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of our shares of capital stock present in person or by proxy and entitled to vote. Under our amended and restated certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Furthermore, our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our amended and restated certificate of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board of directors, our chief executive officer or our board of directors. In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super-Majority Voting

        The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66 2/3% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our amended and restated certificate of incorporation described above.

Section 203 of the Delaware General Corporation Law

        We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock.

        Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by our board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Exclusive Forum Selection

        Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim arising pursuant to any provision of our amended and restated certificate of incorporation or amended and restated bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although our amended and restated certificate of incorporation contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Authorized but Unissued Shares

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of the Nasdaq Global Select Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar's address is 6201 15th Avenue, Brooklyn, NY 11219.

Nasdaq Global Select Market

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "YMAB."